Exhibit 10.18

Director Compensation Policy

For 2011, the payment structure is as follows for our independent directors:

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$20,000 one-time restricted stock grant to new non-employee Board members vesting in three equal annual installments (subject to continued service as a director, other than due to death or disability);

•	$10,000 cash to each non-employee Board member as one-quarter of the annual director fee;

•

$30,000 annual restricted stock grant to each non-employee Board member as three-quarters of the annual director fee, granted at the annual meeting and vesting on the day before the next annual meeting (subject to continued service as a director, other than due to death or disability);

•	$10,000 cash to the Lead Director as an annual fee;

•	$10,000 cash to the Audit Committee Chairman as an annual fee;

•	$5,000 cash to the Compensation Committee Chairman as an annual fee;

•	$5,000 cash to the Nominating and Corporate Governance Committee Chairman as an annual fee;

•	$2,500 cash to Audit Committee members as an annual fee;

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$7,000 cash to each non-employee director for each Board meeting attended in person if the Board meeting is held in the director’s home country or $9,000 cash to each non-employee director for each Board meeting attended in person, if the meeting is not held in the director’s home country. The $7,000 and $9,000 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts;

•	$1,250 cash for each Board meeting attended telephonically;

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$1,000 cash for all committee meetings attended in person by a non-employee Board member (if there is more than one meeting per day or per visit , the $1,000 covers all meetings). Committee meetings held during in person Board meetings are not subject to payment;

•	$1,000 cash per day for non-employee Directors when working or traveling on a specific assignment required by the Board, that is not part of a Board meeting;

•	$500 cash for all committee meetings attended telephonically per day by a non-employee Board member; and

•	$0 for informational or update calls.

At this time, the Board has determined that all of our non-employee directors are also independent directors. In the event that new directors join our Board who are not employees but who do not qualify as independent, the Board may revisit this compensation structure as it applies to non-employee directors who are not independent.

Our non-employee directors are eligible to participate in our Deferred Compensation Plan pursuant to which they may elect to defer their fees, which are invested in mutual funds. Through March 31, 2009, the Company matched 50% of the participant’s contribution up to an annual maximum of $12,500, which is invested in shares of Company common stock acquired in the open market and those shares become subject to vesting provisions. The company match was suspended in March 2009.